Exhibit 99.1

National Dentex Corporation Announces Sales and Earnings for the Second Quarter 2009

NATICK, Mass.--(BUSINESS WIRE)--August 4, 2009--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the six months and second quarter ended June 30, 2009. Sales for the second quarter of 2009 totaled $42,755,000 compared with $44,580,000 a year earlier. Net income for the second quarter was $2,330,000, or $.40 per share on a diluted basis, compared to $1,937,000, or $.34 per share on a diluted basis for the same quarter in 2008.

For the six month period ended June 30, 2009, sales were $84,015,000 compared to $88,108,000 for the same period in 2008. Net income was $4,389,000 for the six month period ended June 30, 2009, or $.77 per share on a diluted basis, compared to $3,618,000 or $.64 per share on a diluted basis in the year-ago period.

David Brown, President and Chief Executive Officer stated “In this very challenging consumer market, we are pleased to highlight another quarter of positive growth in our bottom line. Today, we reported an increase in net income of $393,000 for the second quarter of 2009, or a 20.3% increase, as compared to the second quarter of 2008, resulting in an overall gain of $771,000 in net income for the six month period ended June 30, 2009, as compared to the same period of 2008. Despite sales declines of 5.2% in the first quarter of 2009 and 4.1% in the second quarter of 2009, we attained this positive growth in net income primarily through our ongoing efforts to manage our cost structure, as our dental laboratories are successfully executing our cost containment initiatives, while at the same time improving laboratory productivity. In addition, our results benefited from declines in commodity prices, particularly in materials costs and delivery expense. We attribute the decline in sales in recent quarters to some patients’ deferral of discretionary dental services due to the economic recession. As the economy comes out of this recessionary period, we anticipate that our new cost structure and improvements in productivity will allow us to capitalize on the expected increase in demand for dental services, as patients who deferred these types of expenditures no longer do so.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 46 dental laboratories located in 30 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The forward-looking statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future outcomes and results include the timing, duration and effects of changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed, including the current economic recession, high unemployment rates and credit market disruptions; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; National Dentex’s ability to access the credit markets on commercially reasonable terms; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and our other periodic reports filed with the SEC. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation Earnings Results (Unaudited) (In Thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Net Sales	$44,580	$42,755	$88,108	$84,015
Cost of Goods Sold	25,915	23,927	51,233	47,565
Gross Profit	18,665	18,828	36,875	36,450

Operating Expenses	14,804	14,451	29,624	28,174
Operating Income	3,861	4,377	7,251	8,276

Other Expense	210	230	369	450
Interest Expense	513	380	1,021	725
Income Before Tax	3,138	3,767	5,861	7,101

Income Taxes	1,201	1,437	2,243	2,712
Net Income	$1,937	$2,330	$3,618	$4,389

Weighted Average Shares Outstanding:
- Basic	5,630	5,736	5,608	5,700
- Diluted	5,652	5,756	5,637	5,700

Net Income per Share:
- Basic	$0.34	$0.41	$0.65	$0.77
- Diluted	$0.34	$0.40	$0.64	$0.77

National Dentex Corporation Selected Balance Sheet Data (Unaudited) (In thousands)

	December 31, 2008	June 30, 2009

Cash and Equivalents	$2,110	$1,751
Accounts Receivable – net	19,228	19,284

Current Assets	33,019	33,049
Current Liabilities	23,492	20,859
Working Capital	9,527	12,190

Total Assets	161,515	160,143

Long Term Obligations	47,531	43,640
Stockholders’ Equity	$90,492	$95,644

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President, Treasurer